KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES

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

	Computation of Ratio of Earnings to Fixed Charges
		  (Dollar amounts in millions)


							    Year Ended December 31
						     1994    1993    1992    1991    1990
------------------------------------------------------------------------------------------
Consolidated Companies
  Income before income taxes ....................   $740.6  $713.0  $461.9  $684.3  $660.8
  Interest expense ..............................    129.4   112.6    99.4   102.1    88.1
  Interest factor in rent expense ...............     23.8    23.1    26.4    22.6    20.8
  Amortization of capitalized interest ..........      6.5     5.7     5.7     4.7     4.1

Equity Affiliates
  Share of 50%-owned:
    Income before income taxes ..................     43.2    34.6    39.3    28.2    21.3
    Interest expense ............................      7.8     7.6     3.1     5.1     8.6
    Interest factor in rent expense .............       .4      .6      .6      .7      .7
    Amortization of capitalized interest ........       .6      .6      .3      .2      .2
  Distributed income of less than 50%-owned .....     41.4    41.4    41.7    43.4    33.2

Earnings ........................................   $993.7  $939.2  $678.4  $891.3  $837.8



Consolidated Companies
  Interest expense ..............................   $129.4  $112.6  $ 99.4  $102.1  $ 88.1
  Capitalized interest ..........................      9.6    19.0    18.6    14.7    20.3
  Interest factor in rent expense ...............     23.8    23.1    26.4    22.6    20.8

Equity Affiliates
  Share of 50%-owned:
    Interest expense and capitalized interest ...      8.1     8.1     8.1     7.1     9.0
    Interest factor in rent expense .............       .4      .6      .6      .7      .7

Fixed charges ...................................   $171.3  $163.4  $153.1  $147.2  $138.9

      Ratio of earnings to fixed charges ........     5.80    5.75    4.43(a)  6.06   6.03

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(a)   The 1992 ratio of earnings to fixed charges excluding the
      pretax restructuring charge of $250.0 million was 6.06.